Exhibit 10.6

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is entered into as of June 1, 2006, between StarMed Group, Inc., a Nevada corporation (“StarMed”), and All Back and Joint Care Medical Group, a California professional corporation (“Medical Group”), for the purpose of carrying on a joint venture.

1.	Purpose of Joint Venture

The purpose of the joint venture (the “Joint Venture”) shall be to operate a hyperbaric chamber at 11600 Wilshire Boulevard, Suite 412, Los Angeles, CA 90025 (the “Facility”).

2.	Contributions of the Parties

(a)          StarMed shall be responsible for providing one hyperbaric chamber (the “Equipment”) for use at the Facility and the maintenance of the Equipment.

(b)          Medical Group shall be responsible for providing a room at the Facility to place and operate the Equipment. Medical Group shall also provide the medical doctor and other healthcare personnel to supervise the use of, and to operate, the Equipment.

3.	Ownership of Joint Venture Property

StarMed shall maintain title to and ownership of the Equipment during and after the term of the Joint Venture. Medical Group shall maintain ownership of the lease on the Facility, including the room where the Equipment is placed.

4.	Term

The term of the Joint Venture will commence on June 1, 2006 and shall expire on May 31, 2011. The Joint Venture shall be renewed automatically for additional one-year periods at the end of the initial term or a renewal term, as the case may be, unless either party provides written notice to the other party at least 90 days prior to the expiration of a term of its intent not to renew the Joint Venture.

5.	Distributions

Gross revenues from the Joint Venture shall be distributed 50% to StarMed and 50% to Medical Group. Each party shall be responsible for its own costs: StarMed shall be responsible for its costs relating to the Equipment, and Medical Group shall be responsible for its costs relating to the Facility and the use of a medical doctor and other healthcare personnel. All other costs and expenses specifically relating to the Joint Venture, such as the cost of legal and accounting services, shall be shared equally between StarMed and Medical Group.

6.	Management Structure

The business and affairs of the Joint Venture shall be managed by a committee (the “Management Committee”) consisting of two people, one designated by StarMed and one designated by Medical Group. Each individual named to the Management Committee will serve as a member of the Management Committee until his or her death, withdrawal or removal from the Management Committee by the party who appointed the member. All actions taken by the Management Committee shall be by the unanimous vote of its members.

Notwithstanding the foregoing, Medical Group shall have the exclusive authority and control over the professional aspects of the Joint Venture to the extent the same constitute or directly affect the practice of medicine, including but not limited to all evaluations, diagnoses, treatment and ethical determinations that are required by applicable law to be decided by a physician.

7.	Confidentiality

For the purpose of this Agreement, “Proprietary Information” shall include all information designated by any joint venturer in writing as confidential or proprietary, or which reasonably would be considered proprietary or confidential to the business contemplated by this Agreement, including but not limited to suppliers, marketing and technical plans, plans for products and ideas and proprietary techniques and other trade secrets. Notwithstanding the foregoing, “Proprietary Information” shall not include information which (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party who is not subject to any confidentiality agreement, or (iii) is published or otherwise made known to the public by a person other than a party to this Agreement.

No joint venturer shall disclose any Proprietary Information to any third parties and will not use any Proprietary Information in that joint venturer’s business or any affiliated business without the prior written consent of all other joint venturers, and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of any joint venturer. Each joint venturer shall take all steps necessary or appropriate to maintain the strict confidentiality of the Proprietary Information and to assure compliance with this Agreement.

8.	Termination

This Agreement may be terminated:

(a)          by one party upon a material breach of this Agreement by the other party, which breach is not cured within 30 days after written notice of the breach is delivered to the breaching party;

(b)          by either party upon the occurrence of any act or event which makes the continuation of the business of the Joint Venture impossible or impracticable;

(c)          by either party upon the bankruptcy or insolvency of any of the parties; or

(d)          by StarMed upon a change of control of Medical Group, or the suspension, revocation, restriction, termination or non-renewal of Medical Group’s medical license or DEA registration.

9.	Arbitration

All disputes, claims or controversies arising in connection with, relating to, or arising out of this Agreement, shall be settled by arbitration in accordance with the arbitration rules and procedures of JAMS, to the extent such rules and procedures are not inconsistent with the provisions set forth in this Agreement, and judgment on the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Los Angeles County, California. The prevailing party shall be allowed such costs and reasonable attorneys’ fees as the court may allow.

10.	Notices

All notices or demands shall be in writing and shall be given personally, by electronic facsimile, or by certified mail. Notice shall be deemed conclusively made at the time of notice if given personally or by electronic facsimile or, if by certified mail, three (3) days after deposit thereof in the United States mail, properly addressed and postage pre-paid to the following addresses:

Medical Group:

All Back and Joint Care Medical Group

11600 Wilshire Blvd., Suite 412

Los Angeles, California 90025

Attention: Michael Scheps, D.C., President

StarMed:

StarMed Group, Inc.

2029 Century Park East, Suite 1112

Los Angeles, California 90067

Herman H. Rappaport, President

11.	Governing Law

This Agreement shall be construed and enforced in all respects according to the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

STARMED GROUP, INC.

By:	/s/ Herman Rappaport
Herman Rappaport
President

ALL BACK AND JOINT CARE

MEDICAL GROUP

By:	/s/ Michael Scheps
Michael Scheps, D.C.
President